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EXHIBIT 3.2

ARTICLES OF INCORPORATION

OF

BEDERRA, INC.

ARTICLES OF INCORPORATION

        I, the undersigned natural person of the age of twenty-one (21) years or more, and a citizen of the State of Texas, acting as incorporator of a corporation under the Texas Business Corporation Act, do hereby adopt the following Articles of Incorporation for such corporation:

ARTICLE I

        The name of the Corporation is BEDERRA CORPORATION.

ARTICLE II

        The period of its duration is perpetual.

ARTICLE III

        The purpose for which the Corporation is organized is to represent any and all lawful business for which Corporations may be incorporated under the Texas Business Corporation Act.

ARTICLE IV

        The aggregate number of shares which the Corporation shall have authority to issue is lOO,f)OO, of which all shares shall be Common Shares of $.10 par value each.

ARTICLE V

        The Corporation will not commence business until it has received for the Issuance of its shares consideration of value of at least One Thousand Dollars ($1,000), consisting of money, labor done or property actually received.

ARTILCE VI

        No shareholder shall have any preemptive right to acquire any additional unissued or treasury shares of the Corporation of any class now or hereafter authorized or held.

ARTICLE VII

        Shareholders of this Corporation shall not have the right to accumulate their votes at any election of Directors. At each such election for Directors, each Shareholder shall be entitled to vote in person or by proxy the number of shares owned by him for as many persons as there are Directors to be elected and for whose election he has a right to vote.

ARTICLE VIII

        The Corporation shall indemnify every Director or officer, his heirs, executors and administrators, against expenses actually and reasonably incurred by him, as well as any amount paid upon judgment, in connection with any action, suit or proceeding, civil or criminal, to which he may be made a party by reason of the of his having been a Director or officer of the Corporation, or at the request of the Corporation, having been a director or officer of any other corporation of which the Corporation was at such time a shareholder or creditor and from which other corporation he is not entitled to be indemnified, except in relation to matters as to which he shall be finally adjudged in such action, suit or proceeding to be liable for negligence or misconduct in performance of duty to the Corporation. In the event of a settlement, indemnification shall be provided only in connection with such matters covered by the settlement as in which the Corporation is advised by its counsel that the person to be indemnified did not commit such a breach of duty.

        The foregoing right of indemnification shall not be exclusive of the rights to which he may be entitled.

ARTICLE IX

        By contract or other transaction between the Corporation and any other corporation shall be affected by the fact that one (1) or more of the Directors or officers of this Corporation is interested in or is a director or officer individually may be a party to or may be interested in any contract or transaction of this Corporation. No contract or transaction of this Corporation with any person or persons, firm or association shall be affected by the fact that any Director or Officer of this Corporation is a party to or interested in such contract or transaction, or in any way connected with such person or persons, firm or association, provided that the interest in any such contract or other transaction of any Director or Officer shall be fully disclosed and that such contract or other transaction shall be authorized or rectified by the vote of a sufficient number of Directors of the Corporation not so interested. In the absence of franc, no Directors or officer having such adverse interest shall be liable to the Corporation or to any Shareholder or creditor thereof, or to any other person, for any loss incurred by it under or by reason of such contract or transaction nor shall any such Director or officer be accountable for any gains or profits realized thereon. In any case described in this Article IX, any such Director may be counted in determining the existence of a quorum at any meeting of the Board of Directors which shall authorize or ratify any such contract or transaction.

ARTICLE X

        The address of the initial registered office of the Corporation is 2018 Southern Pines Dr., Humble, Texas 77339. The name of the initial registered agent of the Corporation at such address is Graham R. Williams.

ARTICLE XI

        The initial Board of Directors shall consist of one (1) member. Directors need not be residents of the State of Texas or Shareholders of the Corporation. The name and address of the person who is to serve as Director until the first annual meeting of the Shareholders and until his successor shall have been elected and qualified, unless the same shall be replaced in accordance with the provisions of the By-Laws, is as follows:

Graham R. Williams
2018 Southern Pines Dr.
Humble, Texas 77339

ARTICLE XII

        The name and address of the incorporator of the Corporation is as follows:

J. Williams Boyar
1100 Milam, 28th Floor
Houston, Texas 77002

        In WITNESS Whereof, the undersigned, being the sole incorporator designated in Article XII, executes these Articles of Incorporation and certifies to the truth of the facts stated therein this 16th day of February 1979.

J. William Boyar

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  EXHIBIT 3.2
ARTICLES OF INCORPORATION OF BEDERRA, INC. ARTICLES OF INCORPORATION
ARTICLE I
ARTICLE II
ARTICLE III
ARTICLE IV
ARTICLE V
ARTILCE VI
ARTICLE VII
ARTICLE VIII
ARTICLE IX
ARTICLE X
ARTICLE XI
ARTICLE XII